Exhibit 2.1

CHANGE IN CONTROL AGREEMENT

This agreement is entered into the 17th day of December, 2010 between SELVA RESOURCES CORP., a Nevada corporation (herein, “SELVA”) and SILVER HILL MINES, INC., a Nevada corporation, (herein, “SILVER HILL”), as set forth below.

For good and valuable consideration, receipt of which is acknowledged, the parties agree, represent and warrant the following:

A.

Agreement:

SECTION 1.

SILVER HILL agrees to enter into a reverse triangular merger transaction whereby a newly formed empty subsidiary of SILVER HILL shall be merged with and into SELVA and the separate corporate existence of that empty subsidiary shall cease; SELVA shall continue its corporate existence under the laws of the State of Nevada; the name of the surviving merged subsidiary shall be “Selva Resources Corp.”; and the stock of the empty subsidiary shall be converted into shares of SELVA, while concurrently, the shares of SELVA shall be converted into SILVER HILL stock.  Such transactions and conversions shall be under a reorganization agreement, and subject to the following conditions:

(a)

SELVA will provide SILVER HILL with copies of its audited financial statements for the last two fiscal year ends or inception the end of its most recent fiscal year end, including interim financial statements for each quarter after the year end of its most recent audited financial statement.  Financial statements will have been prepared by a PCAOB registered independent accounting firm and include statement of operations, balance sheet, statement of cash flow, statement of stockholder equity, including footnotes.

(b)

SELVA will provide SILVER HILL with the corporate information which will permit SILVER HILL to prepare and file a Current Report on Form 8-K which will include the information required by Item 5.06.

(c)

SELVA will provide SILVER HILL with biographical information about its proposed new officers and directors as required by Form 8-K Item 5.02, including Officer/Director Questionnaires attached as Exhibit “A”.

SECTION 2.  SELVA is a Nevada corporation is engaged in gold ore processing business with facilities located in Peru, South America.

SECTION 3.  On, or before December 30, 2010, Steve Bergstrom will resign and appoint Lisa Logan as successor director and officer as set forth on Exhibit “B”, (herein, “Change in Control”).

B.

Representations, Warranties Covenants, Obligations and General Provisions: SILVER HILL represents and warrants to SELVA as of the date hereof and as of the date of closing:

SECTION 1.  (a)  Incorporation, Authority and Qualification of SILVER HILL.  SILVER HILL is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  SILVER HILL has all necessary corporate power and authority to carry on the business now being conducted by it.  SILVER HILL is duly qualified to do business, and is in good standing, in each jurisdiction, if any, where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.   SILVER HILL is authorized to issue 250,000,000 common shares, par value $0.001 per share and 50,000,000 Preferred Shares, par value $0.0001 per share.   As of the date of this Agreement SILVER HILL has 49,918,961 issued and outstanding common.   The Series “A” Preferred certificate of designation provides for 12,000,000 Series “A” Preferred shares of which 10,000,000 are issued and outstanding.  Each of the 2009 Series "A" Preferred Shares have Twenty (20) votes per share at any meeting of the shareholders where votes are submitted. The Series "A" Preferred Shares are convertible into common shares at the rate of twenty (20) shares of common for each single share of preferred stock.

No other classes of stock are authorized or issued.  To the best of SILVER HILL’s knowledge, there are no other securities issued or outstanding.  SILVER HILL is not aware of any agreements to redeem any outstanding securities.  SILVER HILL’s transfer agent is Action Stock Transfer Corp. 7069 S. Highland Dr., Ste. 300, Salt Lake City, UT 84121, Tel. (801) 274-1088.

SECTION 2.  Enforceability of Agreement Against SILVER HILL.  SILVER HILL has all necessary power and authority to enter into this Agreement and the Related Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, to which SILVER HILL is a party will be, duly executed and delivered by SILVER HILL.  Such execution and delivery, and the performance by SILVER HILL of this Agreement and such Related Documents, and all transactions contemplated hereby and thereby, have been duly and validly authorized by any necessary corporate actions on the part of SILVER HILL.  This Agreement constitutes, to which SILVER HILL is a party will constitute, the legal, valid and binding obligations of SILVER HILL, enforceable against it in accordance with the respective terms, except as the same may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of general principles of equity.

SECTION 3.  Subsidiaries.  To SILVER HILL’S best knowledge, it does not have any direct or indirect equity investment in any other individual, partnership, corporation, association, joint stock SILVER HILL, trust, joint venture, unincorporated association, governmental unit, or any department, agency or political subdivision, (herein, “Person”).  SILVER HILL is not a party to any agreement to own or control, nor does SILVER HILL have the direct or indirect right to acquire an ownership interest in any other Person.

SECTION 4.  No Conflict.  To SILVER HILL’S best knowledge, the execution and delivery by SILVER HILL of this Agreement to which SILVER HILL is a party have been obtained and all filings and notifications required by law, agreement or otherwise have been made, the performance by SILVER HILL of this Agreement  to which it is a party will not:

i.

Violate or conflict with any term or provision of the articles or certificate of incorporation (or other charter documents) of SILVER HILL;

ii.

Conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to SILVER HILL;

iii.

Conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the assets pursuant to, any assigned contract or any licenses;

iv.

Without limiting the generality of the foregoing, result in the termination, denial or impairment of any material contract, arrangement or benefit granted with respect to SILVER HILL’S business, or require the payment of any fees, taxes or assessments, pursuant to any federal, state or local program relating to minority-owned businesses.

SECTION 5.  Consents, Approvals and Notifications.  The execution and delivery by SILVER HILL of this Agreement to which SILVER HILL is a party does not, and the performance by SILVER HILL of this Agreement and will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person .

SECTION 6.  Financial Statements.

6.1

SILVER HILL has furnished SELVA copies of (a) audited balance sheets of SILVER HILL and audited statements of operations, changes in shareholders' equity and statements of cash flow for the periods ending December 31, 2009, together with the reports and notes thereon, independent certified public accountants (collectively, the "Audited Financial Statements").

6.2

To the best knowledge of SILVER HILL, the Audited Financial Statements (a) have been prepared in conformity with GAAP applied on a consistent basis from year to year (except as noted otherwise therein); and (b) assuming SILVER HILL will continue as a going concern, are true and correct and present fairly in all material respects the financial condition of SILVER HILL and the results of operations and changes in cash flow of SILVER HILL for the periods to which each relates.

6.3

To the best knowledge of SILVER HILL, the Interim Financial Statements, if prepared,  (a) have been prepared in conformity with GAAP applied on a consistent basis from year to year (except as noted otherwise therein), subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (which, if presented, would not differ materially from those included in the Audited Financial Statements), and (b) assuming SILVER HILL will continue as a going concern, are true and correct and present fairly in all material respects the financial condition of  SILVER HILL and the results of operations and changes in cash flow of SILVER HILL for the periods to which each relates.

SECTION  7.  Litigation.  There is no claim, action, investigation, arbitration or proceeding pending or, threatened against SILVER HILL of any kind whatsoever, or against or relating to any of the assets or the ability of SILVER HILL to perform their obligations hereunder, before any arbitrator, judge, court or governmental authority.  SILVER HILL is not subject to any order, writ judgment, injunction, decree, determination or award of any arbitrator, judge, court or governmental authority.

SECTION 8.  No Debt or Liabilities.  Upon closing, the SILVER HILL balance sheet will not reflect any liabilities, whatsoever.

SECTION 9.  Contracts.   Except as disclosed in SILVER HILL’S SEC filings, there are no material agreements and contracts in effect on the date of this Agreement to which SILVER HILL is a party in connection with the business operations or by which any of SILVER HILL's properties or assets relating to the operation are bound.   There are no contracts in formation or which are capable of subsequent formation as a result of future satisfied conditions.

SECTION 10.  Environmental Matters.  In addition to any other express agreements of SILVER HILL contained herein, the matters set forth in this paragraph constitute representations and warranties by SILVER HILL which will be true and correct on the date of this Agreement and as of the date of closing.  To the best knowledge of SILVER HILL, it has not received notice from any governmental agency pertaining to the violation of any law or regulation of toxic hazardous substances or dangerous wastes and affecting any SILVER HILL property, and SILVER HILL has no knowledge of any facts which might be a basis for any such notice.

SECTION 11.  Absence of Changes. Since September 30, 2010, the date of SILVER HILL’S most recent unaudited Financial Statements, SILVER HILL has not conducted any business operations, except as disclosed in this Agreement, its subsequently filed SEC reports, or the Exhibits attached hereto.  SILVER HILL states that it will present financial statements to the PURCHASER indicating zero assets and zero liabilities as of the date of closing.

SECTION 12.  Undisclosed Liabilities.  To SILVER HILL's best knowledge, it does not have any liabilities or obligations of any nature that would be required by GAAP to be reflected in the Financial Statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), except:  (a)  such liabilities and obligations which are reflected in the Financial Statements, or (b) such liabilities or obligations which were incurred in the ordinary course of business for normal trade or business obligations and are not individually or in the aggregate in excess of $2000.

SECTION 13.  Compliance with Laws.  Except as individually or in the aggregate would not have a Material Adverse Effect, SILVER HILL's best knowledge, it has complied in all respects with all laws of all Governmental Authorities with respect to its business operations.

SECTION 14.  Employees and Shareholders.  SILVER HILL has no employees.  SILVER HILL is not aware of any material grievance existing between SILVER HILL and its shareholders.

SECTION 15.  DTC Eligibility Status.  SILVER HILL’S common stock is eligible for participation in the DTC system.  Attached Exhibit “C” provides information on eligibility status.

C.

Representations, Warranties Covenants, Obligations and General Provisions: SELVA represents and warrants to SILVER HILL as of the date hereof and as of the date of closing:

SECTION 1.  (a)  Incorporation, Authority and Qualification of SELVA.  SELVA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of  Nevada.  SELVA has all necessary corporate power and authority to carry on the business now being conducted by it.  SELVA is duly qualified to do business, and is in good standing, in each jurisdiction, if any, where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.   SELVA is authorized to issue 1,000,000,000 common shares, par value $0.0001 per share and 10,000,000 Preferred Shares, par value $0.01 per share.   As of the date of this Agreement SELVA has 6,450,000 issued and outstanding common.   To the best of SELVA's knowledge, there are no other securities issued or outstanding.  SELVA is not aware of any agreements to redeem any outstanding securities.  SELVA'’s transfer agent is Transfer Online, Inc.

SECTION 2.  Enforceability of Agreement Against SELVA.  SELVA has all necessary power and authority to enter into this Agreement and the Related Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been,  to which SELVA is a party will be, duly executed and delivered by SELVA.  Such execution and delivery, and the performance by SELVA of this Agreement and such Related Documents, and all transactions contemplated hereby and thereby, have been duly and validly authorized by any necessary corporate actions on the part of SELVA.  This Agreement constitutes,  to which SELVA is a party will constitute, the legal, valid and binding obligations of SELVA, enforceable against it in accordance with the respective terms, except as the same may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of general principles of equity.

SECTION 3.  Subsidiaries.  To SELVA’S best knowledge, other than its 100% ownership in Selva Oro S.A.C., a corporation in Peru, it does not have any direct or indirect equity investment in any other individual, partnership, corporation, association, joint stock SELVA, trust, joint venture, unincorporated association, governmental unit, or any department, agency or political subdivision, (herein, “Person”).  SELVA is not a party to any agreement to own or control, nor does SELVA have the direct or indirect right to acquire an ownership interest in any other Person.

SECTION 4.  No Conflict.  To SELVA’S best knowledge, the execution and delivery by SELVA of this Agreement to which SELVA is a party have been obtained and all filings and notifications required by law, agreement or otherwise have been made, the performance by SELVA of this Agreement to which it is a party will not:

i.

Violate or conflict with any term or provision of the articles or certificate of incorporation (or other charter documents) of SELVA;

ii.

Conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to SELVA;

iii.

Conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the assets pursuant to, any assigned contract or any licenses;

iv.

Without limiting the generality of the foregoing, result in the termination, denial or impairment of any material contract, arrangement or benefit granted with respect to SELVA's business, or require the payment of any fees, taxes or assessments, pursuant to any federal, state or local program relating to minority-owned businesses.

SECTION 5.  Consents, Approvals and Notifications.  The execution and delivery by SELVA of this Agreement to which SELVA is a party does not, and the performance by SELVA of this Agreement and will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person.

SECTION 6.  Financial Statements.

6.1

SELVA has furnished SILVER HILL copies of (a) audited balance sheets of SELVA and audited statements of operations, changes in shareholders' equity and statements of cash flow for the periods ending September 30, 2010, together with the reports and notes thereon, independent certified public accountants (collectively, the "Audited Financial Statements").

6.2

To the best knowledge of SELVA, the Audited Financial Statements (a) have been prepared in conformity with GAAP applied on a consistent basis from year to year (except as noted otherwise therein); and (b) assuming SELVA will continue as a going concern, are true and correct and present fairly in all material respects the financial condition of SELVA and the results of operations and changes in cash flow of SELVA for the periods to which each relates.

6.3

To the best knowledge of SELVA, the Interim Financial Statements, if prepared,  (a) have been prepared in conformity with GAAP applied on a consistent basis from year to year (except as noted otherwise therein), subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (which, if presented, would not differ materially from those included in the Audited Financial Statements), and (b) assuming SELVA will continue as a going concern, are true and correct and present fairly in all material respects the financial condition of  SELVA and the results of operations and changes in cash flow of SELVA for the periods to which each relates.

SECTION 7.  Litigation.  There is no claim, action, investigation, arbitration or proceeding pending or, threatened against SELVA of any kind whatsoever, or against or relating to any of the assets or the ability of SELVA to perform their obligations hereunder, before any arbitrator, judge, court or governmental authority.  SELVA is not subject to any order, writ judgment, injunction, decree, determination or award of any arbitrator, judge, court or governmental authority.

SECTION 8.  Contracts.   There are no material agreements and contracts in effect on the date of this Agreement to which SELVA is a party in connection with the business operations or by which any of SELVA’s properties or assets relating to the operation are bound.   There are no contracts in formation or which are capable of subsequent formation as a result of future satisfied conditions.

SECTION 9.  Environmental Matters.  In addition to any other express agreements of SELVA contained herein, the matters set forth in this paragraph constitute representations and warranties by SELVA which will be true and correct on the date of this Agreement and as of the date of closing.  To the best knowledge of SELVA, it has not received notice from any governmental agency pertaining to the violation of any law or regulation of toxic hazardous substances or dangerous wastes and affecting any SELVA property, and SELVA has no knowledge of any facts which might be a basis for any such notice.

SECTION 10.  Absence of Changes. Since _____________, the date of SELVA’S most recent unaudited Financial Statements, SELVA has not conducted any business operations, except as disclosed in this Agreement, its subsequently filed SEC reports, or the Exhibits attached hereto.

SECTION 11.  Undisclosed Liabilities.  To SELVA’s best knowledge, it does not have any liabilities or obligations of any nature that would be required by GAAP to be reflected in the Financial Statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), except:  (a) such liabilities and obligations which are reflected in the Financial Statements, or (b) such liabilities or obligations which were incurred in the ordinary course of business for normal trade or business obligations.

SECTION 12.  Compliance with Laws.  Except as individually or in the aggregate would not have a Material Adverse Effect, SELVA’s best knowledge, it has complied in all respects with all laws of all Governmental Authorities with respect to its business operations.

SECTION 13.  Employees and Shareholders.  SELVA has 0 employees.  SELVA is not aware of any material grievance existing between SELVA and its shareholders.

D.

Closing Change in Control Transaction.

SECTION 1.  Conditions to Closing

1.1

Escrow Agent.  Matthew C. Maza, Attorney at Law, representing SELVA, will act as the escrow agent administering the closing of this Change in Control transaction with Gregory M. Wilson, Attorney at Law representing SILVER HILL.  The Closing shall occur at the offices of the Escrow Agent on the first date on which all of the conditions set forth below have been satisfied.

1.2

Conditions to Obligations of the SELVA.  The obligations of the SELVA to consummate the Change in Control transaction will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by the SILVER HILL without waiver of any other rights or remedies which the Company may have under this Agreement:

i.  No Order, Decree, Injunction or Adverse Enactments.  SILVER HILL will not be subject on the Closing Date to any order, decree or injunction of a Governmental Authority and no law will have been enacted, promulgated or issued, which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

ii.  No Litigation.  There will not be pending on the Closing Date any lawsuit, claim or legal action involving the SILVER HILL which might materially and adversely affect the transactions contemplated by this Agreement.

iii.  SILVER HILL Closing Documents.  At the Closing, SILVER HILL will have executed and/or delivered the following Related Documents to which it is a party or for which it is responsible:  (1) the Change in Control Agreement with attached Exhibits signed by the Company's President, (2) Certified copy of the Unanimous Consent of the Board of Directors tendering board resignations and nominating Lisa Logan to the   board of directors filling board vacancy of Steve Bergstrom effective at closing date of this agreement.

iv.  Other Actions.  All other documents required to have been delivered by the SILVER HILL and SELVA, and all actions required to have been taken by the SILVER HILL and SELVA, at or prior to the Closing, will have been delivered or taken in all material respects.

vi.  OTC Electronic Bulletin Board.  On the date of closing, the SILVER HILL’S common shares will continue to be available for quotation on the Over-the-Counter Electronic Bulletin Board.

1.3

Conditions to Obligations of the SILVER HILL.  The obligations of the SILVER HILL to consummate the Change in Control transaction will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by the SILVER HILL without waiver of any other rights or remedies which the

Company may have under this Agreement:

i.  No Order, Decree, Injunction or Adverse Enactments.  SELVA will not be subject on the Closing Date to any order, decree or injunction of a Governmental Authority and no law will have been enacted, promulgated or issued, which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

ii.  No Litigation.  There will not be pending on the Closing Date any lawsuit, claim or legal action involving the SELVA which might materially and adversely affect the transactions contemplated by this Agreement.

iii.  SELVA’S Closing Documents   At the Closing, the SELVA will have executed and/or delivered the following Related Documents to which it is a party or for which it is responsible: (1) this Change in Control Agreement with attached Exhibits signed by the authorized officers, (2) SELVA will have fully complied with Paragraph A, Section 1, subparagraphs (a) through (c).

iv.  Other Actions.  All other documents required to have been delivered by the SILVER HILL and SELVA, and all actions required to have been taken by the SILVER HILL and SELVA, at or prior to the Closing.

SECTION 2.  General Provisions.

2.1

Headings and Interpretation.  The headings used in this Agreement are for reference purposes only and will not affect the meaning or interpretation of any term or provision of this Agreement.

2.2

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

2.3

Entire Agreement.  This Agreement and the Related Documents represent the entire understanding of the parties with reference to the matters set forth herein and therein.  This Agreement and the Related Documents supersede all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

2.4

Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

2.5

Applicable Law; Jurisdiction and Venue.  This Agreement will be governed by the substantive laws of the State of Washington, the courts of Washington and venue Spokane County, without regard to its conflict of laws provisions.

2.6

  Counterparts and Facsimile Transmission Copies of Originals.  This Agreement may be executed in several original or facsimile copy counterparts and all so executed and transmitted will constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.  Facsimile transmitted signatures will be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

2.7

Further Assurances, Additional Documents, Etc. The Company and the SELLING SHAREHOLDERS will do any further acts and sign and deliver to PURCHASER or its designated agents, any additional assurances and instruments that the PURCHASER may require to more completely assure to the PURCHASER  rights under this Agreement.

SECTION 3.  Termination.  Unless extended by written consent of all parties, this agreement shall terminate and have no further force or effect if the closing hereunder shall not have occurred on, or before December 30, 2010.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Stock Purchase Agreement as of the date first written above.

SILVER HILL MINES, INC.

/s/ Steve Bergstrom

By:  Steve Bergstrom

Title:  President

SELVA RESOURCES CORP.

/s/ Lisa Logan

By: Lisa Logan

Title:V.P.

Exhibits

Exhibit “A” -  DTC Status Report

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SILVER HILL MINES INC   Cntry/St: WA
Type: Common Stock

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